Exhibit 5.1

June 17, 2005

NewPage Corporation

and the guarantors listed on Schedule I attached hereto

Courthouse Plaza, NE

Dayton, Ohio 45463

Ladies and Gentlemen:

We have acted as special counsel to NewPage Corporation, a Delaware corporation (the “Issuer”), and each of the guarantors listed on the attached Schedule I (the “Guarantors”), in connection with the preparation and filing of a Registration Statement on Form S-4 (the “Registration Statement”), relating to $225,000,000 in aggregate principal amount of the Issuer’s Floating Rate Senior Secured Notes due 2012, $350,000,000 in aggregate principal amount of the Issuer’s 10.0% Senior Secured Notes due 2012, and $200,000,000 in aggregate principal amount of the Issuer’s 12.0% Senior Subordinated Notes due 2013 (together, the “New Notes”) and the guarantees of the New Notes (the “New Guarantees”) by the Guarantors.  The New Notes and the New Guarantees are to be offered by the Issuer and the Guarantors, respectively, in exchange for $225,000,000 in aggregate principal amount of the Issuer’s outstanding Floating Rate Senior Secured Notes due 2012, $350,000,000 in aggregate principal amount of the Issuer’s outstanding 10.0% Senior Secured Notes due 2012, and $200,000,000 in aggregate principal amount of the Issuer’s outstanding 12.0% Senior Subordinated Notes due 2013 and the outstanding guarantees of such notes by the Guarantors.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined originals or copies certified or otherwise identified to our satisfaction of each of the Registration Statement and the indentures pertaining to the New Notes (the “Indentures”).  We have also examined originals or copies certified or otherwise identified to our satisfaction, of such records of the Issuer and the Guarantors and such other agreements, certificates and documents of public officials, officers and other representatives of the Issuer and the Guarantors and others, as we have deemed necessary as a basis for our opinion set forth below.

We have relied, without independent investigation, as to factual matters on the representations and warranties contained in the Indentures and on certifications of public officials and of officers and other representatives of the Issuer and the Guarantors.

We have assumed the legal capacity of all natural persons executing the Indentures and such other agreements, certificates or documents, the genuineness of all signatures thereon, the authority of all persons signing the Indentures and such other agreements, certificates and documents on behalf of the parties thereto other than officers and other representatives of the Issuer and the Guarantors, the authenticity of all documents submitted to us as originals, the conformity to the original of all copies, telecopies, photostatic or conformed copies and the authenticity of the originals of such latter documents.  As to any facts material to this opinion that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer and/or the Guarantors.

In rendering the opinions set forth below, we have also assumed that, except to the extent expressly set forth in the opinions below: (i) each of the Indentures and the New Guarantees has been duly authorized by the parties thereto; (ii) the Indentures have been duly executed and delivered by each party thereto; (iii) the Issuer and each of the Guarantors has the requisite power and authority (corporate, company, partnership or other) to execute, deliver and perform its obligations under the Indentures; and (iv) the Indentures constitute a legal, valid and binding agreement of the parties thereto other than the Issuer and the Guarantors, enforceable against such parties in accordance with its terms.

Based on the foregoing and such other investigations as we have deemed necessary and subject to the qualifications included in this letter, we are of the opinion that:

1.             Upon the issuance of the New Notes in the manner referred to in the Registration Statement and in accordance with the terms and conditions of and the procedures set forth in the Indentures, the New Notes will constitute legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, except to the extent that the enforceability thereof may be limited by:  (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (b) general principles of equity, including, without limitation, principles of reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

2.             Upon the issuance of the New Guarantees in the manner referred to in the Registration Statement and in accordance with the terms and conditions of and the procedures set forth in the Indentures, the New Guarantees will constitute legal, valid and binding obligations of each of the Guarantors, enforceable against such Guarantors in accordance with its terms, except to the extent that the enforceability thereof may be limited by:  (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (ii) general principles of equity, including, without limitation, principles of reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus included therein.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Schulte Roth & Zabel LLP

SCHEDULE I

CHILLICOTHE PAPER INC.

ESCANABA PAPER COMPANY

LUKE PAPER COMPANY

RUMFORD PAPER COMPANY

WICKLIFFE PAPER COMPANY

NEWPAGE ENERGY SERVICES LLC

UPLAND RESOURCES INC.

RUMFORD COGENERATION INC.

RUMFORD FALLS POWER COMPANY